Exhibit 99.1

ITG Announces Preliminary Second Quarter 2015 Earnings Guidance, Including Reserve for Probable SEC Settlement

Also Announces Resignation of Board Member Kevin O’Hara

NEW YORK, July 29, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that it expects its results for the second quarter of 2015 to be a GAAP net loss of $10.2 million, or $0.30 per diluted share, including a reserve for a probable settlement with the Securities and Exchange Commission (“SEC”) and related fees totaling $22.6 million pre-tax and $21.6 million after taxes, or $0.62 per diluted share. Excluding the impact of these charges, adjusted net income is expected to be $11.4 million, or $0.32 per diluted share.

Probable SEC Settlement

During the second quarter of 2015, ITG commenced settlement discussions with the Staff of the Division of Enforcement of the SEC (the “SEC Enforcement Division”) in connection with the SEC’s investigation into a proprietary trading pilot operated within ITG’s AlterNet Securities, Inc. (“AlterNet”) subsidiary for sixteen months in 2010 through mid-2011. The investigation is focused on customer disclosures, Form ATS regulatory filings and customer information controls relating to the pilot’s trading activity, which included (a) crossing against sell-side clients in POSIT and (b) violations of ITG policy and procedures by a former employee.  These violations principally involved information breaches for a period of several months in 2010 regarding sell-side parent orders flowing into ITG’s algorithms and executions by all customers in non-POSIT markets that were not otherwise available to ITG clients.  ITG has negotiated a potential settlement with the Staff of the SEC Enforcement Division.  Based on the terms of the potential settlement, ITG would pay an aggregate amount of $20.3 million representing a civil penalty of $18 million, disgorgement of approximately $2.1 million in trading revenues and prejudgment interest of approximately $250,000.  As a result, ITG reserved $20.3 million for a probable settlement with the SEC and incurred $2.3 million in legal and other related costs associated with this matter during the second quarter of 2015.

Final resolution of this matter is subject to preparation and negotiation of documentation satisfactory to all the parties, including approval by ITG’s Board of Directors and authorization by the SEC. ITG can provide no assurances that a satisfactory final agreement will be reached and that authorization by the SEC will be obtained or with respect to the timing or definitive terms of any such agreement or approvals.

Until this matter is fully resolved, ITG expects to continue to incur costs, primarily professional fees and expenses, which may be significant.

The discussion above includes guidance on adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached table along with a reconciliation of these non-GAAP financial measures to GAAP results.

Board Member Resignation

On July 23, 2015, Kevin J.P. O’Hara resigned from ITG’s Board of Directors effective immediately.

Second Quarter 2015 Earnings Call

ITG will issue a press release with final second quarter results before the market open on Wednesday, August 5, 2015, and will provide more details during an earnings call at 12:00 pm ET that day. Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation will be available on ITG’s website at investor.itg.com. For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10069526. The replay will be available starting approximately one hour after the completion of the conference call.

About ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

ITG Forward Looking Statements

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2014 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and increased regulatory scrutiny, the ultimate resolution of the SEC’s AlterNet investigation and any customer or shareholder actions resulting from the matter or the underlying circumstances, the volatility of our stock price, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity and regulatory capital requirements of our business, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. In addition, if ITG does not reach final settlement on the SEC’s AlterNet investigation on the expected terms or if the necessary approvals do not occur, ITG may either enter into further discussions with the SEC to resolve such matter on different terms and conditions or ITG may litigate the matter. ITG cannot predict the timing of any such further discussions and or the terms of such alternative settlement. If ITG does not reach a settlement with the SEC, or if the necessary approvals do not occur, ITG cannot predict the outcome of any subsequent litigation with the SEC, but such litigation could have a material adverse effect on ITG’s consolidated financial position or on the results of operations for any particular period. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP to Adjusted Guidance

The following is a reconciliation of ITG’s guidance of loss per share for the second quarter of 2015 under U.S. GAAP to adjusted earnings per share:

Three Months Ended June 30, 2015
Net loss	$(10,210)
After-tax adjustment:
Reserve for SEC settlement and related costs (1)	21,570
Adjusted net income	$11,360

Diluted loss per share	$(0.30)
After-tax adjustment:
Reserve for SEC settlement and related costs (1)	0.62
Adjusted diluted earnings per share	$0.32

(1)         In the second quarter of 2015, ITG reserved $20.3 million for a probable settlement with the Securities and Exchange Commission.  In addition, ITG incurred legal and other related costs of $2.3 million.  A tax benefit of $1.1 million was recorded primarily on the legal and other related costs.

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